Exhibit 10.22

                        CHANGE IN CONTROL AWARD AGREEMENT


           THIS CHANGE IN CONTROL AWARD AGREEMENT, dated April 15, 2005 (the "Agreement"), is made by and between Avatar Holdings Inc., a Delaware corporation (the "Company") and Michael F. Levy (the "Participant").

1. AWARD. Pursuant to the provisions of the Avatar Holdings Inc. 2005 Executive Incentive Compensation Plan, as the same may be amended, restated, modified or supplemented from time to time (the "Executive Plan"), the Committee (as defined in the Executive Plan) hereby awards to the Participant, on the date hereof, subject to the terms and conditions of the Executive Plan and subject further to the terms and conditions and other provisions herein set forth, the Change in Control Award if (i) a Change in Control Date (as defined below) shall occur and
(ii) the Performance Goal (as defined below) is satisfied as of the Change in Control Date (as defined below).

2. CERTAIN DEFINITIONS.

           (a) Capitalized terms used but not defined herein shall have the meanings assigned to them in the Executive Plan.

           (b) Each reference contained in this Agreement to:

                     "Anniversary" shall mean, with respect to any date, the annual recurrence of such date.

                     "Actual Gross Profit Amount" shall mean the Company's cumulative Gross Profit during the Performance Period.

                     "Business Plan" shall mean the Company's business plan for the period commencing on January 1, 2003 and ending on December 31, 2007, as submitted to the Compensation Committee at a meeting held on March 3, 2005.

                     "Change in Control" shall mean any of the following events:
           (a) a person or entity or group of persons or entities, acting in concert, becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing ninety percent (90%) or more of the combined voting power of the issued and outstanding Common Stock; (b) the Board of Directors of the Company approves any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of the event described in clause (a) above, and such transaction shall have been consummated; or (c) the Company ceases to be engaged, directly or indirectly, and does not intend to be engaged at any time in the foreseeable future, in any real estate business. The date on which a Change in Control is consummated, with

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           respect to clauses (a) and (b), or occurs, with respect to clause
           (c), is herein referred to as the "Change in Control Date."

                     "Change in Control Award" shall mean a cash payment equal to two percent (2%) of the excess, if any, of (x) the Actual Gross Profit Amount over (y) the Target Gross Profit Amount.

                     "Common Stock" shall mean common stock, par value $1.00 per share, of the Company.

                     "Excluded Amounts" shall mean, with respect to a fiscal year of the Company, as at any date of determination, an amount equal to the dollar amount of any Gross Profit attributable to Harbor Islands and the Rio Rico Excluded Properties for such fiscal year.

                     "Gross Profit" shall mean:

                     (A) with respect to any full fiscal year of the Company during the Performance Period, the excess, if any, of (x) the sum of
           (i) the amount set forth in the Company's audited Consolidated Statements of Operations as set forth in the Company's annual report on Form 10-K (the "Annual Income Statement") for such fiscal year with respect to the line item "Net income (loss)" plus (ii) the amount, if any, set forth in the Company's Annual Income Statement for such fiscal year with respect to the line item "Income tax expense (benefit)", to the extent that there is "Income tax expense" less (iii) the amount, if any, set forth in the Company's Annual Income Statement for such fiscal year with respect to the line item "Income tax expense (benefit)", to the extent that there is "Income tax (benefit)" plus (iv) the amount(s), if any, set forth in the Company's Annual Income Statement for such fiscal year relating to any income tax expense included in any income or (loss) attributable to the discontinued operations and/or extraordinary items set forth in the Income Statement less (v) the amount(s), if any, set forth in the Company's Income Statement for such fiscal year relating to any income tax (benefit) included in any income or (loss) attributable to such discontinued operations and/or extraordinary items set forth in the Income Statement, over (y) the Excluded Amounts for such fiscal year; and

                     (B) with respect to any full fiscal quarter of the Company during the Performance Period that does not constitute a portion of full fiscal year for purposes of paragraph (A ) above, the excess, if any, of (x) the sum of (i) the amount set forth in the Company's unaudited Consolidated Statements of Operations for the three month period of such fiscal quarter as set forth in the Company's quarterly report on Form 10-Q (the "Quarterly Income Statement") for such fiscal quarter with respect to the line item "Net income (loss)" plus
           (ii) the amount, if any, set forth in the Company's Quarterly Income Statement for such fiscal quarter with respect to the line item "Income tax expense (benefit)", to the extent that there is "Income tax expense" less (iii) the amount, if any, set forth in the


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           Company's Quarterly Income Statement for such fiscal quarter with respect to the line item "Income tax expense (benefit)", to the extent that there is "Income tax (benefit)" plus (iv) the amount(s), if any, set forth in the Company's Quarterly Income Statement for such fiscal year relating to any income tax expense included in any income or (loss) attributable to the discontinued operations and/or extraordinary items set forth in the Quarterly Income Statement less
           (v) the amount(s), if any, set forth in the Company's Quarterly Income Statement for such fiscal quarter relating to any income tax (benefit) included in any income or (loss) attributable to such discontinued operations and/or extraordinary items set forth in the Quarterly Income Statement, over (y) the Excluded Amounts for such fiscal quarter.

                     "Harbor Islands" shall mean the development and/or sale of the Company's property in Hollywood, Florida, generally known by the Company as parcels 1, 8 and 9 at "Harbor Islands."

                     "Minimum Cumulative Gross Profit Level" shall mean that as of the Change in Control Date the Actual Gross Profit Amount is greater than the Target Gross Profit Amount.

                     "Performance Goal" shall mean the achievement of the Minimum Cumulative Gross Profit Level for the Performance Period.

                     "Performance Period" shall mean the period commencing April 1, 2005 and ending on the Change in Control Date.

                     "Rio Rico Excluded Properties" shall mean those parcels of land not suitable for development in accordance with the Company's current Business Plan due to environmental factors located in the Company's property in Rio Rico, Arizona, generally known by the Company as "Rio Rico".

                     "Target Gross Profit Amount" shall mean $141,995,000.

3. TERMS AND CONDITIONS. The Change in Control Award evidenced by this Agreement is subject to the following terms and conditions:

           (a) The payment of performance-based compensation described herein is contingent upon (i) the consummation of a Change in Control on or before December 31, 2007, and (ii) t he achievement of the Performance Goal.

           (b) Subject to Section 3(c) and Section 4 hereof, on or promptly following the Chang e in Control Date, the Participant shall be entitled to receive the Change in Control Award if the Performance Goal is satisfied as of the Change in Control Date.

           (c) The Committee shall determine whether the Performance Goal has been met as of the Change in Control Date and, (i) if it has, shall so certify in writing and ascertain the amount of cash to be paid, if any, to the


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Participant and, (ii) if it has not, shall so certify in writing with a brief explanation as to the methodology and calculation of the Committee in determining that the Performance Goal has not been met. The Committee shall determine the basis, methodology and calculation for, and any estimates used in, determining the Gross Profit for the portion of the fiscal year immediately preceding the Change in Control Date and following the most recent Annual Income Statement or Quarterly Income Statement of the Company, as applicable and such determination shall be final and binding on all parties, including the Company and the Participant. Payments of cash, if any, pursuant to the Change in Control Award shall be made on or promptly following the Change in Control Date.

4. LIMITATION ON COMPENSATION. Notwithstanding anything to the contrary herein, the maximum payment of cash pursuant to the Change in Control Award to the Participant hereunder shall be $3,000,000.

5. TERMINATION OF EMPLOYMENT.

           (a) For purposes of this Agreement, the terms Cause, Without Cause, Good Reason, Without Good Reason and Disability shall have the meanings ascribed to such terms in the Participant's amended and restated employment agreement with Avatar Properties, Inc. ("Avatar Properties"), dated as of the date hereof, as amended or restated from time to time; provided, however, if the Participant is no longer employed pursuant to such employment agreement, each such term shall have the meaning ascribed to it in the employment agreement last in effect which contains such defined term.

           (b) If the Participant's employment with Avatar Properties is terminated by Avatar Properties for Cause or by the Participant Without Good Reason, in addition to any other consequences of such termination provided for in this Agreement or any other agreement, notwithstanding Section 3 hereof, Participant shall forfeit any right to cash payments pursuant to this Agreement from and after the date of such termination.

           (c) If the Participant's employment with Avatar Properties is terminated by Avatar Properties Without Cause or by the Participant for Good Reason, the Participant shall be entitled to receive such cash payments as would otherwise be made pursuant to this Agreement as though the Participant's employment had not been terminated.

           (d) If the Participant's employment with Avatar Properties is terminated due to the Participant's death or Disability, notwithstanding Section 3 hereof, the Participant shall be entitled to receive only that portion of any cash payments otherwise payable pursuant to Section 3(c) hereof following such termination, equal to the product of (x) a fraction (which in no event shall exceed one (1)) the numerator of which is the number of completed whole months elapsed after the first day of the Performance Period to the date of death or Disability, as the case may be, and the denominator of which is the number of whole months from the first day of the Performance Period until the Performance Goal Test Date and (y) the amount of any cash payments that would have been


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payable pursuant to Section 3(c) hereof if the Participant remained an employee of Avatar Properties through and including the Change in Control Date.

           Any payments to the Participant (or the executor or administrator of the deceased Participant's estate or the person or persons to whom the deceased Participant's rights shall pass by will or the laws of descent or distribution, as applicable) pursuant to this Section 5(d) shall be made on or promptly following the Change in Control Date.

6. FORFEITURE UPON BREACH OF RESTRICTIVE COVENANTS. Notwithstanding anything to the contrary set forth in this Agreement, if the Participant breaches any provision relating to the Participant's covenant to keep information confidential, not to compete, not to solicit or similar restrictive covenant contained in the Participant's employment agreement or other agreement with the Company or any of its subsidiaries or affiliates (the foregoing entities being referred to herein collectively as the "Avatar Entities" and each as an "Avatar Entity"), after the expiration of any notice and cure period, then in addition to any other rights or remedies arising from or relating to such breach the Participant shall forfeit any right to any cash payments that would otherwise accrue pursuant to this Agreement on or after the date of such breach.

7. TAXES. Any cash payment pursuant to the Change in Control Award shall be net of any amounts required to be withheld pursuant to applicable federal, state, local and foreign tax withholding requirements. The Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant as the Committee shall prescribe.

8. NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement does not confer upon the Participant any right to continued employment by any of the Avatar Entities, nor shall it interfere in any way with the right of the Participant's employer to terminate the Participant's employment at any time for any reason or no reason.

9. NO OBLIGATION TO PURSUE PROJECTS. This Agreement shall in no way obligate the Company to pursue any projects, developments or sales of any assets, and the Company may limit, abandon or change any projects, developments or sales of any assets at any time in its sole discretion and the Company shall have no obligation to take any action or provide any financing with respect to any projects, developments or sales of any assets.

10. UNSECURED CREDITOR STATUS; NO PARTNERSHIP. The Participant shall rely solely upon the unsecured promise of the Company, as set forth herein, for payment hereunder, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title, or interest, nor at any time in the future. This Agreement is an agreement to pay compensation for services provided by the Participant and is not a partnership or joint venture and is not intended to create a partnership


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or joint venture between the Company and the Participant or any other person.
The Participant shall take no position inconsistent with this characterization.

11. ASSIGNMENT; SUCCESSORS.

           (a) The Change in Control Award and any interest of the Participant in such award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. Any attempt to transfer the Change in Control Award in contravention of this Section 11(a) is void ab initio. The Change in Control Award shall not be subject to execution, attachment or other process.

           (b) The Company's rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term "successor" shall mean, with respect to any Avatar Entity, any other corporation or other business entity which, by merger, consolidation, purchase of assets, or otherwise, acquires all or a material part of the assets of such Avatar Entity.

           (c) In the event of the Participant's death, the Participant's rights and obligations hereunder shall be binding upon and inure to the benefit of the Participant's heirs and legal representatives.

12. CONSTRUCTION. The Executive Plan and this Agreement will be construed by and administered under the supervision of the Committee in the Committee's sole and absolute discretion, and all determinations of the Committee will be final and binding on the Participant.

13. NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, (i) to the Participant at the last address specified in the Participant's employment records, or such other address as the Participant may designate in writing to the Company, or
(ii) to the Company, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134, Attention: Chief Executive Officer, with a copy to the Company's Corporate Secretary, or such other address as the Company may designate in writing to the Participant.

14. FAILURE TO ENFORCE NOT A WAIVER. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

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16. INCORPORATION OF THE EXECUTIVE PLAN. The Executive Plan is hereby incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Executive Plan.

17. ATTORNEYS' FEES. In the event that either party hereto commences litigation against the other to enforce such party's rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys' fees (including in-house counsel), paralegals' fees, and legal assistants' fees through all appeals.

18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

19. MISCELLANEOUS. This Agreement cannot be modified or terminated orally. This Agreement, the Executive Plan and the letter agreement, dated as of the date hereof, among the Company, Avatar Properties and the Participant, contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

                            (signature page follows)







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           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                      AVATAR HOLDINGS INC.

                                      By: /s/ Gerald D. Kelfer
                                          ------------------------------------
                                          Name: Gerald D. Kelfer
                                          Title: Chief Executive Officer


                                          /s/ Michael F. Levy
                                          ------------------------------------
                                          Michael F. Levy